Exhibit 6.17

LICENSE AGREEMENT

(Private Party Version)

UF College of Engineering Research Service Centers

THIS LICENSE AGREEMENT (the “Agreement”) is made as of the Effective Date (as defined below) by and between THE UNIVERSITY OF FLORIDA BOARD OF TRUSTEES, a public body corporate of the State of Florida, for and on behalf of its College of Engineering (“Licensor”), and IdentifySenors Biologics Corp, a Delaware Corporation (“Licensee”).

RECITALS:

A.             Licensor owns and operates certain research facilities known as (i) the University of Florida Nanoscale Research Facility located at 1041 Center Drive, Gainesville, Florida 32611, and (ii) the University of Florida Major Analytical Instrumentation Center located at 571 Gale Lemerand Drive, Gainesville, Florida 32611 (each individually a “Facility” and collectively referred to as the “Facilities”).

B.              Licensee desires to have access to both Facilities for the respective purposes set forth on Exhibit “A” attached hereto and incorporated herein (the “Purposes”), and Licensor has agreed to grant Licensee a license to use the Facilities for such purposes, subject to the terms and conditions contained herein.

NOW THEREFORE, in consideration of the foregoing recitals and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.               Recitals. The above recitals are true and correct and are incorporated herein by reference.

2.               Right of Use. Licensor hereby grants Licensee, and Licensee hereby takes and accepts, a non-exclusive license to use the Facilities, solely for the Purposes and in accordance with, and subject to, the terms and conditions contained herein.

3.               License Fee. Licensee hereby agrees to pay a license fee for use of the Facilities (the “License Fee”) based on the respective fee schedules for each Facility attached hereto as Exhibit “B” (the “Fee Schedules”). The Fee Schedules are subject to change, within the sole discretion of Licensor, upon thirty (30) days’ prior written notice to Licensee. Licensee shall also be responsible for all applicable taxes, including but not limited to sales tax, on the Licensee Fee, any provided materials or products, and/or any other taxable transaction or amount.

4.               Term. Licensee’s rights under Section 2 above shall commence on the Effective Date and continue for a period of time as established by Licensee’s authorized use and the License Fee paid by Licensee pursuant to the Fee Schedules, up to a maximum of one (1) year from the Effective Date (the “Term”). Upon expiration or termination of this Agreement, Licensee shall remove any equipment, goods, fixtures, and other property that Licensee has placed within the Facilities, provided Licensee repairs any damage caused by such removal. Any equipment, goods, fixtures, and other property that is not removed by Licensee within forty-eight (48) hours after expiration or termination of this Agreement shall be deemed abandoned and may be disposed of by Licensor at Licensor’s sole and absolute discretion. Notwithstanding the foregoing or anything contained herein, Licensor has the right, within its sole discretion, to terminate this Agreement upon seven (7) days’ notice to Licensee for any or no reason whatsoever, and the right to terminate this Agreement effective immediately upon notice (whether verbal, written, or electronic) to Licensee in the event Licensee breaches any term or provision of this Agreement.

5.               Use; Compliance with Laws. Licensee shall comply with all applicable laws, rules, and regulations in connection with its use of the Facilities, and Licensee shall not make, suffer, or permit any unlawful, improper, or offensive use of the Facilities, or any part thereof, or cause or permit any nuisance thereon. Licensee agrees to access and use only those areas of the Facilities which have been expressly permitted by Licensor.

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6.               Export Controls. Each party acknowledges that it is subject to, and agrees to abide by, the U.S. laws, regulations, and sanctions controlling the export, release, or transfer of defense articles, defense services, commodity, technology, software, and other items, (hereinafter “export controlled items and information”) including, but not limited to, the Arms Export Control Act (“AECA”), as amended, and enumerated in the International Traffic in Arms Regulations (“ITAR”) (Title 22, CFR Parts 120-130); the Export Administration Act (“EAA”) of 1979, as amended, and enumerated in the Export Administration Regulations (“EAR”) 15 CFR Parts 730-774; and U.S. economic sanctions programs.

The disclosing party shall inform the receiving party if it intends to transmit export controlled items and information to the other at least thirty (30) days in advance of actually providing it and shall receive written consent from the receiving party prior to such transmittal. Each party shall have the right to limit or decline receipt of export controlled items and information. Once the receiving party has provided written consent, the disclosing party is responsible for maintaining the security of such export controlled items and information. Licensee acknowledges that there will be other third-party users of the Facilities and Licensee is responsible for avoiding any transfer of such export controlled items and information to such third-party users. Furthermore, Licensee acknowledges that Licensor or other third- party users of the Facilities may have employees who are foreign persons, and Licensor shall not be responsible for any Licensee transfer of export controlled items and information to such foreign persons.

To the extent practicable, the disclosing party shall inform the receiving party of the export classification (ECCN or USML category) of the export controlled items and information. The disclosing party is not responsible to provide the ECCN or USML classification to the receiving party of any 3rd party export controlled items or information not exclusively generated, produced, manufactured or resulting from activities performed by the disclosing party. Each party agrees they are responsible to obtain the ECCN or USML category of 3rd party export controlled items and information from the 3rd party for institutional compliance. Both parties agree that, while it is possible for the disclosing party to request a formal classification ruling and provide such determination to the receiving party, neither party is required by law to do so.

7.               “AS IS” Condition; Restoration of Facilities. The Facilities to be used by Licensee for the Purposes stated herein are delivered to, and accepted by Licensee, in their “AS IS” condition and without any warranty or representation whatsoever, express or implied, as to condition or suitability for Licensee’s purposes. Licensee shall be obligated to restore the Facilities to materially the same condition as existed prior to Licensee’s use of the Facilities prior to expiration of the Term, including, without limitation, cleaning all trash and debris from the Facilities.

8.               Liability. Licensee agrees to indemnify, defend, and hold Licensor, its officers, directors, trustees, employees, and agents harmless from and against any and all liabilities arising in any way from the negligent or intentional acts or omissions of Licensee, its officers, directors, trustees, employees, subcontractors, agents, guests or invitees related in any way to Licensee’s, or Licensee’s employees, subcontractors, or agents, presence at, access to, or use of, the Facilities. Licensee acknowledges and agrees that there may be other companies or people unrelated to Licensor using the Facilities at the same time as Licensee. Licensee shall cooperate with, and act in a responsible manner towards, such other users. In no event will Licensor, its trustees, officers, employees, students, agents or affiliates be liable for incidental, special or consequential damages of any kind, including, without limitation, economic damages or lost profits, regardless of whether Licensor was advised, had other reason to know, or in fact knew, of the possibility of the foregoing.

9.               Insurance. Licensee will procure and maintain, at Licensee’s cost and expense, commercial general liability insurance insuring against bodily injury and property damage liability, including liability arising out of Licensee’s presence or activities at, and use of, the Facilities, with a combined single limit of not less than $1,000,000.00 per injury or occurrence with respect to any insured liability. Licensor shall be named as an additional insured on Licensee’s general liability insurance. Licensee’s insurance shall provide that such policy or policies may not be cancelled or modified, except upon not less than thirty (30) days’ prior written notice to the Licensor. All policies procured by Licensee shall be on standard policy forms issued by insurers qualified to do business in Florida. A certificate evidencing the foregoing insurance coverage has been delivered to the Licensor prior to or on the Effective Date, and a copy is attached hereto as Exhibit “C” (the “Certificate of Insurance”). In the event Licensee fails to obtain or maintain the required insurance, Licensee shall be denied access to the Facilities, and any work Licensor agrees to perform on behalf of Licensee in such event shall be done at the rates set forth in the Fee Schedules.

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10.             Subcontractors. In the event Licensee elects to utilize one or more subcontractors to conduct some or all of Licensee’s activities at the Facilities, Licensee shall (i) be wholly responsible for the acts and omissions of Licensee’s subcontractors, agents, and consultants; (ii) make available to each such subcontractor, prior to the execution of written contracts with any of them, a copy of this Agreement; (iii) include in Licensee’s written contracts with subcontractors a provision that includes the acknowledgment and agreement of the subcontractor that the subcontractor has received and reviewed the applicable terms, conditions, and requirements of this Agreement included by reference in subcontractor’s written contract with the Licensee, and that the subcontractor will abide by the terms, conditions, and requirements contained in this Agreement including, but not limited to, those provisions relating to insurance and indemnification.

11.             Non-Waiver; Assignment. The failure of the Licensor to insist, in any one or more instances, upon a strict performance of any of the covenants or agreements in this Agreement, or to exercise any option herein contained, shall not be construed as a waiver or a relinquishment for the future of such covenants, agreements or options, but the same shall continue and remain in full force and effect. Licensee may not assign any of its interests in this Agreement without the prior written consent of Licensor, which may be withheld in its sole discretion.

12.             Hazardous Substances. Licensee shall not cause or permit any Hazardous Substance (as hereinafter defined) to be used, stored, generated, or disposed of on or in the Facilities without the prior written consent of Licensor. If Hazardous Substances are used, stored, generated, or disposed of on or in the Facilities by the Licensee or its agents, employees, contractors, or invitees, regardless of whether Licensor has granted its consent, or if the Facilities becomes contaminated in any manner through the acts or omissions of the Licensee or its agents, employees, contractors, or invitees, the Licensee shall be solely responsible for any and all necessary actions, investigation, remediation, monitoring, restoration, cleanup, or decontamination, and any related costs, necessary or required to return the Facilities to the condition existing prior to the presence of any such Hazardous Substance in accordance with all applicable laws. As used herein, “Hazardous Substance” means any substance that is toxic, ignitable, reactive, or corrosive and that is regulated by any local government, the State of Florida, or the United States Government. “Hazardous Substance” includes any and all material or substances that are defined as “hazardous waste,” “extremely hazardous waste,” or a “hazardous substance” pursuant to state, federal, or local government law. “Hazardous Substance” includes but is not restricted to asbestos, polychlorobiphenyls (“PCBs”), and petroleum. The obligations of Licensee contained in this paragraph shall survive the termination of this Agreement.

13.             Nature of License. In no event shall this Agreement constitute a lease or easement or effect the grant to the Licensee or creation in favor of the Licensee of any leasehold or easement estate or other estate in the Facilities. This Agreement is intended and shall be construed as granting a mere license or right of use to the Licensee to use the Facilities pursuant to the terms contained herein.

14.             Use of Name. Licensee shall not use the name University of Florida, Nanoscale Research Facility, or Major Analytical Instrumentation Center, or any abbreviation, variation or adaptation thereof, or the name of any of Licensor’s trustees, officers, employees, students, or affiliates or any trademark or service mark owned by Licensor or an affiliate of Licensor in any written material or for any promotional purposes or other public announcement or disclosure without the written consent of Licensor, which may be withheld in its sole discretion.

15.             Liens. Licensee shall not do or permit anything to be done which purports to create a lien or encumbrance of any nature against the Facilities or against any interest of the Lessor.

16.             Inventions, Improvements, and Discoveries. All rights and title to all inventions, improvements, or discoveries, patentable or unpatentable, which are conceived or made solely by one or more employees of Licensee, whether developed in the Facilities or through the use of other Facilities, equipment, or services, access to which is provided under this Agreement, shall be the sole property of Licensee. All rights and title to all inventions, improvements, or discoveries, patentable or unpatentable, which are conceived or made solely by one or more employees of Licensor shall be the sole property of Licensor. All rights and title to all inventions, improvements, or discoveries, patentable or unpatentable, which are conceived or made jointly by one or more employees of the Licensor and one or more employees of Licensee shall belong jointly to both the Licensor and to the Licensee, unless subject to the terms and conditions of a superseding agreement. Any clerical assistance provided by Licensor or its agents to Licensee shall not result in inventions, improvements, or discoveries, patentable or unpatentable, being deemed to be conceived or made jointly, and such inventions, improvements, or discoveries shall continue to be the sole property of Licensee.

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17.             Independent Parties. It is understood and agreed that nothing contained herein is intended or should be construed as in any way creating or establishing the relationship of a partnership or joint venture between the parties in any manner whatsoever and neither party shall have the ability, right or authority to bind the other party to agreements or obligations with another entity.

18.             Binding Effect. The covenants and agreements herein contained, shall bind, and the benefits and advantages hereof shall inure, to the respective heirs, legal representatives, successors and permitted assigns of the parties hereto.

19.             Governing Law and Venue. This Agreement constitutes a contract under the laws of the State of Florida, and shall be construed according to the laws thereof. In the event of any legal or equitable action arising under this Agreement, the parties agree that the jurisdiction and venue of such action shall lie exclusively within the courts of record of the State of Florida located in Alachua County, Florida, and the parties specifically waive any other jurisdiction and venue.

20.             Public Records. This Agreement is subject to the Public Records Law of the State of Florida, Chapter 119, Florida Statutes. Licensee agrees and acknowledges that any books, documents, records, correspondence or other information kept or obtained by Licensor, or furnished by Licensee to Licensor, in connection with this Agreement or the activities contemplated herein, and any related records, are public records subject to inspection and copying by members of the public pursuant to applicable public records law, including Chapter 119, Florida Statutes. Licensor may terminate this Agreement at any time for Licensee’s refusal to allow public access to all documents, papers, letters, or other materials subject to the provisions of Chapter 119, Florida Statutes, and made or received by either party in conjunction with this Agreement.

21.             Severability. Invalidation of any provision of this Agreement by judgment or court order will not affect any other provision, all of which remain in full force and effect; provided, however, any court of competent jurisdiction is hereby empowered, to the extent practicable, to reform any otherwise invalid provision contained in this Agreement when necessary to avoid a finding of invalidity.

22.             Entire Agreement and Amendment. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all other prior agreements, representations, and covenants, oral or written. This Agreement may not be amended or modified except in writing signed by the parties hereto.

23.             Time is of the Essence. Time is of the essence with respect to each party's performance of its obligations under this Agreement.

24.             Interpretation. All of the parties to this Agreement have participated fully in the negotiation and preparation hereof; and, accordingly, this Agreement shall not be more strictly construed against any one party.

25.             Sovereign Immunity. Licensee acknowledges and agrees that nothing contained in this Agreement shall be construed or interpreted as (i) denying to Licensor any remedy or defense available to Licensor under the laws of the State of Florida; (ii) the consent of the Licensor or the State of Florida, or their agents and agencies, to be sued; or (iii) a waiver of sovereign immunity of the Licensor or of the State of Florida beyond the limited waiver provided in section 768.28, Florida Statutes (2018).

26.             Authority. Both Licensor and Licensee hereby represent that they each have the requisite authority to enter into this Agreement, without the joinder or consent of any other party.

27.             Effective Date. The “Effective Date” of this Agreement shall be the date upon which the Agreement is fully executed by all parties.

28.             Electronic Signature; Counterparts. This Agreement may be executed by electronic signature in accordance with Florida law, and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

LICENSOR:	LICENSEE:

UNIVERSITY OF FLORIDA BOARD OF TRUSTEES, a public body corporate of the State of Florida, for and on behalf of its College of Engineering	IdentifySensors Biologics Corp, Cleveland, Ohio

By: Curtis Reynolds	By: /s/ Gregory Hummer
Curtis Reynolds
Vice President for Business Affairs	Print: Gregory Hummer

Date: 2/13/2023 | 10:32 AM EST	Title: CEO

Date: 2/9/2023 | 3:08 PM PST
APPROVED BY:

/s/ Toshi Nishida
Toshi Nishida
Associate Dean for Academic Affairs, College of Engineering

REVIEWED BY:

/s/ James W. Kirkconnell
James W. Kirkconnell
University Counsel

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EXHIBIT “A”

Purposes

The Facilities are generally intended for the following Purposes:

The Nanoscale Research Facility (NRF) – Licensee will access the NRF, which consists of a 7500 square feet cleanroom with class 100 and class 1000 bays and non-cleanroom support laboratories, to conduct micro and nanofabrication for micro/nano-electronics, MEMs, solid-state sensors and all related fields of micro- and nano- technology. The equipment/processes available for Licensee’s use includes:

•	conventional optical lithography for features greater than 1 um
•	e-beam lithography and ion beam lithography for feature definition below 1 um
•	plasma dry etching and wet etching
•	thin film disposition
•	thermal annealing
•	wafer dicing and die packaging
•	process inspection

The Major Analytical Instrumentation Center (MAIC) – Licensee will access the MAIC facility for the analysis of materials and particles. The MAIC consists of several laboratories and highly sensitive instruments which Licensee will utilize for micro- and nano-scale imaging, elemental analysis, particle size and pore analysis for related material and particle fields of research.

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EXHIBIT “B”

Fee Schedule for FY 2023

Affiliate Membership for licensee

The licensee has agreed to enter into an affiliate membership at the cost of $1700.00 for one calendar year, renewable on an annual basis. This standard affiliate program provides a 25% discount on instrument use rates and is reflected in the table below in the “Ext. Affiliated” column. The affiliate membership discount is not applied to consumable charges, labor charges, shipping, and taxes.

During this active affiliate membership, as long as the licensee remains in good fiscal standing with the University of Florida Research Service Centers, an additional 25% discount will be provided once a monthly threshold of $19,200.00 in instrument charges is reached. This additional 25% discount is to be applied only to instrument charges. This additional 25% discount is applied on a monthly basis and is not carried over from month to month.

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Name	Ext. Acad / Gov	Ext. Intl. Acad	Ext. Affiliated	External	Notes
4 Point Probe Station	$0.00	$0.00	$0.00	$0.00	Customer use only
ALD - Cambridge Nano Fiji 200	$139.50	$186.00	$139.50	$186.00	Rates are per run. (Max run 24 hrs)
Allied Multi-prep Lapping and Polishing system	$0.00	$0.00	$0.00	$0.00	Users must purchase their own consumables for this equipment.
Amerimade Bench BOE/HF	$37.50	$50.00	$37.50	$50.00	$35 charge for bath refills
Amerimade Bench SC1/SC2	$37.50	$50.00	$37.50	$50.00	$35 surcharge per use
Asher - Anatech Barrel SCE600	$67.50	$90.00	$67.50	$90.00
Asher - Tepla M4L	$67.50	$90.00	$67.50	$90.00
Autosorb iQ - Analysis (Ar, CO2, He)	$3.00	$4.00	$12.00	$16.00
Autosorb iQ - Krypton	$0.00	$0.00	$0.00	$0.00
Autosorb iQ - Outgassing (monitor)	$0.00	$0.00	$0.00	$0.00
Bruker Optical Profilometer	$37.50	$50.00	$39.00	$52.00
Cameca SX Five FE EPMA	$78.00	$104.00	$157.50	$210.00
Coater - Carbon	$23.25	$31.00	$31.50	$42.00	Staff run only
Coater - Hummer V Au-Pd	$23.25	$31.00	$31.50	$42.00	Staff run only
Coater - SPI Au-Pd	$23.25	$31.00	$31.50	$42.00	Staff run only
Coulter LS13320	$54.00	$72.00	$132.00	$176.00
Critical Point Dryer	$93.00	$124.00	$93.00	$124.00	Rates are per run. $20 surcharge per use
Dicing Saws- ADT	$62.25	$83.00	$62.25	$83.00
DRIE - Deep RIE, STS	$74.25	$99.00	$74.25	$99.00
DRIE - Oxford Plasma Pro	$74.25	$99.00	$74.25	$99.00
E-beam evaporator, PVD	$74.25	$99.00	$74.25	$99.00
Electronic Measurement, Lakeshore 7507	$31.50	$42.00	$31.50	$42.00
Ellipsometer, J.A. Woolam	$31.50	$42.00	$31.50	$42.00
FIB - FEI Helios G4 PFIB CXe dual beam FIB/SEM	$77.25	$103.00	$193.50	$258.00
FIB - FEI Helios NanoLab 600 dual beam FIB/SEM	$100.50	$134.00	$193.50	$258.00
Flexus 2320	$31.50	$42.00	$31.50	$42.00
FTIR/FTIR Microscope - ThermoFisher iS50	$78.00	$104.00	$154.50	$206.00
Furnace Tube, Thermcraft, General Hot Process	$31.50	$42.00	$31.50	$42.00
Furnace Tube, Tystar #1 Wet and dry Ox	$37.50	$50.00	$37.50	$50.00	Staff run only
General Acids/Bases Bench-Left	$37.50	$50.00	$37.50	$50.00
Heidelberg Laser Writer	$74.25	$99.00	$74.25	$99.00
Horiba microRaman	$68.25	$91.00	$154.50	$206.00
JCPDS Computer	$12.00	$16.00	$39.00	$52.00
JST Wet Bench	$37.50	$50.00	$37.50	$50.00
K&S 4124 Ball Bonder, Gold Ball	$43.50	$58.00	$43.50	$58.00
K&S 4700 Wedge Bonder (Staff Run)	$43.50	$58.00	$43.50	$58.00
Labconco Triad Freeze Dryer	$46.50	$62.00	$46.50	$62.00	Rates are per day
Litho Process EVG Model 620 w/BSA	$68.25	$91.00	$68.25	$91.00
Litho Process Headway E-Beam Bay & Hot Plate/Oven	$49.50	$66.00	$49.50	$66.00
Litho Process Karl Suss MA6	$68.25	$91.00	$68.25	$91.00
Litho Process Laurell Litho Bay & Hot Plate/Oven	$49.50	$66.00	$49.50	$66.00
Litho Process Laurell Spinner E-Beam Bay & Hot Plate/Oven	$49.50	$66.00	$49.50	$66.00
Litho Process Suss Delta 20 & Hot Plate	$68.25	$91.00	$68.25	$91.00
Litho Process Suss Delta 80 & Hot Plate/Oven	$68.25	$91.00	$68.25	$91.00
Malvern Zetasizer Ultra	$54.00	$72.00	$132.00	$176.00
Nano-CT - GE v|tome|x m 240	$54.00	$72.00	$232.50	$310.00	Rates are for first 3 hours. Additional hours for<br>each rate class are: $10/hr, $15/hr, $20/hr, $30/hr, and $40/hr

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Nano-CT Image Processing/Reconstruction	$12.00	$16.00	$39.00	$52.00
System
Nikon LV100 Microscope	$0.00	$0.00	$0.00	$0.00	Customer use only
NRF Cleanroom	$23.00	$23.00	$23.00	$23.00	Rates are per day
Objet 3D Printer	$0.00	$0.00	$0.00	$0.00	Service work only
Oven, YES, Image Reversal/HMDS	$24.75	$33.00	$24.75	$33.00
Paar Physica Electro Kinetic Analyzer	$39.00	$52.00	$132.00	$176.00
Panalytical XPert MRD	$39.00	$52.00	$157.50	$210.00
Panalytical XPert Powder	$39.00	$52.00	$154.50	$206.00
PDMS Process Tools - Room 235	$0.00	$0.00	$0.00	$0.00
PDMS-Spinner	$0.00	$0.00	$0.00	$0.00
PECVD - STS 310PC SiO2 - SiN - Amorphous Si	$74.25	$99.00	$74.25	$99.00
PECVD - Unaxis 790 PECVD	$74.25	$99.00	$74.25	$99.00
Perkin-Elmer PHI 660 - AES	$54.00	$72.00	$154.50	$206.00
Photospectrometer, Filmetrics F40	$31.50	$42.00	$31.50	$42.00
Profilometer, Dektak 150	$68.25	$91.00	$68.25	$91.00
Profilometer, Tencor AS500	$31.50	$42.00	$31.50	$42.00
Quantachrome PoreMaster Mercury Porosimeter	$77.25	$103.00	$132.00	$176.00
Quantachrome Porometer 3g zh	$54.00	$72.00	$54.00	$72.00
Quantachrome Ultrapyc 1000 Gas Pycnometer	$54.00	$72.00	$54.00	$72.00
Raith 150, e-beam lithography	$46.50	$62.00	$46.50	$62.00	Staff run only
Rheometer - ARES LS1	$15.75	$21.00	$46.50	$62.00
RIE - Unaxis 790 RIE	$74.25	$99.00	$74.25	$99.00
RIE/ICP - Trion	$74.25	$99.00	$74.25	$99.00
RIE/ICP - Unaxis SLR	$74.25	$99.00	$74.25	$99.00
RTA, SSI Solaris 150	$68.25	$91.00	$68.25	$91.00
RTA, Steag 100CS RTP	$68.25	$91.00	$68.25	$91.00
SCS Parylene Coater	$39.00	$52.00	$37.50	$52.00	Rates are per run
SEM - FEI Nova 430 w/EDS & CL	$93.00	$124.00	$157.50	$210.00
SEM - Hitachi S-3000	$54.00	$72.00	$116.25	$155.00
SEM - JEOL 5700	$68.25	$91.00	$68.25	$91.00
SEM - Tescan MIRA3	$93.00	$124.00	$157.50	$210.00
Solvent Bench #1 Lift Off	$0.00	$0.00	$0.00	$0.00
Solvent Bench #1 PR Strip	$0.00	$0.00	$0.00	$0.00
Solvent Bench 2 - hot plate and workspace	$0.00	$0.00	$0.00	$0.00
Spin Dryer - Sitek	$0.00	$0.00	$0.00	$0.00
SPM/AFM Dimension 3100	$62.25	$83.00	$116.25	$155.00
Sputter Deposition, AJA - STAFF ONLY	$74.25	$99.00	$74.25	$99.00
Sputter Deposition, KJL CMS-18 Multi-Source	$74.25	$99.00	$74.25	$99.00
TEM - FEI Talos F200i S/TEM	$108.00	$144.00	$187.50	$250.00
TEM - FEI Tecnai F20 S/TEM	$108.00	$144.00	$187.50	$250.00
TEM - FEI Themis Z S/TEM	$120.00	$144.00	$225.00	$300.00
TSI PSD 3603 (Aerosizer)	$54.00	$72.00	$132.00	$176.00
UV/Vis - Perkin-Elmer Lambda 800	$54.00	$72.00	$132.00	$176.00
Versa software workstation	$12.00	$16.00	$39.00	$52.00
Wafer Bonder, EVG 501	$49.50	$66.00	$49.50	$66.00
Xnovo software workstation	$0.00	$0.00	$0.00	$0.00
XPS - ULVAC-PHI XPS	$93.00	$124.00	$193.50	$258.00
Zeiss Microscope	$0.00	$0.00	$0.00	$0.00
ZEISS Versa 620 XRM	$54.00	$72.00	$232.50	$310.00

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EXHIBIT “C”

Certificate of Insurance

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DocuSign Envelope ID: D2397BB4-1CB1-48FF-ACB1-7D43F0238B68

ACORD®

CERTIFICATE OF LIABILITY INSURANCE

DATE (MM/DD/YYYY): 12/15/2022

THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AFFIRMATIVELY OR NEGATIVELY AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. THIS CERTIFICATE OF INSURANCE DOES NOT CONSTITUTE A CONTRACT BETWEEN THE ISSUING INSURER(S), AUTHORIZED REPRESENTATIVE OR PRODUCER, AND THE CERTIFICATE HOLDER.

IMPORTANT: If the certificate holder is an ADDITIONAL INSURED, the policy(ies) must have ADDITIONAL INSURED provisions or be endorsed. If SUBROGATION IS WAIVED, subject to the terms and conditions of the policy, certain policies may require an endorsement. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s).

PRODUCER
United Agencies
1422 Euclid Avenue
Suite 510
Cleveland OH 44115

CONTACT NAME: Sabrina Hough
PHONE (A/C, No, Ext): (216) 696-8044 FAX (A/C, No): (216) 916-4871
E-MAIL ADDRESS: shough@uain.com

INSURER(S) AFFORDING COVERAGE		NAIC #
INSURER A :	Hartford Underwriters Ins Co	30104
INSURER B :		
INSURER C :		
INSURER D :		
INSURER E :		
INSURER F :		

INSURED
IdentifySensors Biologics Corp
20600 Chagrin Blvd Ste 450
#450
Shaker Heights OH 44122

COVERAGES **CERTIFICATE NUMBER:** CL2212912331 **REVISION NUMBER:**

THIS IS TO CERTIFY THAT THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

INSR LTR	TYPE OF INSURANCE	ADDL INSD	SUBR WVD	POLICY NUMBER	POLICY EFF (MM/DD/YYYY)	POLICY EXP (MM/DD/YYYY)	LIMITS	
A	[X] COMMERCIAL GENERAL LIABILITY [ ] CLAIMS-MADE [X] OCCUR GEN'L AGGREGATE LIMIT APPLIES PER: [ ] POLICY [X] PRO-JECT [X] LOC OTHER:	Y		45SBAAJ2D19	11/01/2022	11/01/2023	EACH OCCURRENCE	$ 1,000,000
							DAMAGE TO RENTED PREMISES (Ea occurrence)	$ 1,000,000
							MED EXP (Any one person)	$ 10,000
							PERSONAL & ADV INJURY	$ 1,000,000
							GENERAL AGGREGATE	$ 2,000,000
							PRODUCTS - COMP/OP AGG	$
								$
	AUTOMOBILE LIABILITY [ ] ANY AUTO [ ] OWNED AUTOS ONLY [ ] SCHEDULED AUTOS [ ] HIRED AUTOS ONLY [ ] NON-OWNED AUTOS ONLY						COMBINED SINGLE LIMIT (Ea accident)	$
							BODILY INJURY (Per person)	$
							BODILY INJURY (Per accident)	$
							PROPERTY DAMAGE (Per accident)	$
								$
	[ ] UMBRELLA LIAB [ ] OCCUR [ ] EXCESS LIAB [ ] CLAIMS-MADE DED RETENTION $						EACH OCCURRENCE	$
							AGGREGATE	$
								$
	WORKERS COMPENSATION AND EMPLOYERS' LIABILITY Y / N ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDED? [ ] (Mandatory in NH) If yes, describe under DESCRIPTION OF OPERATIONS below	N / A					PER STATUTE / OTH-ER	
							E.L. EACH ACCIDENT	$
							E.L. DISEASE - EA EMPLOYEE	$
							E.L. DISEASE - POLICY LIMIT	$

DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES (ACORD 101, Additional Remarks Schedule, may be attached if more space is required)

12805 Research Dr., Alachua FL 32615 and 747 SW 2nd Ave Gainesville FL 32601.

The University Of Florida Board of Trustees are named as an additional insured with respect to the general liability policy when required by written contract or agreement. 30 day notice of cancellation in favor of University Of Florida Board of Trustees.

CERTIFICATE HOLDER

University of Florida Board of Trustees
Tigert Hall
300 SW 13th St.
Gainsville FL 32611

CANCELLATION

SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, NOTICE WILL BE DELIVERED IN ACCORDANCE WITH THE POLICY PROVISIONS.

AUTHORIZED REPRESENTATIVE

© 1988-2015 ACORD CORPORATION. All rights reserved.

ACORD 25 (2016/03)

The ACORD name and logo are registered marks of ACORD

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